UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2004 (November 12, 2004)

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25395	77-0501994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

35 Dory Road, Gloucester, MA	01930
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (978) 282-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 18, 2004, Varian Semiconductor Equipment Associates, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing actions taken by the Compensation Committee on November 12, 2004. This filing amends the Current Report on Form 8-K filed on November 18, 2004 to include this description of the cash and equity compensation for non-employee directors, which was approved by the Board of Directors of the Company (the “Board”) on November 12, 2004.

Section 1. Registrant’s Business and Operations.

Item 1.01 Entry Into a Material Definitive Agreement.

Effective as of November 12, 2004, upon the recommendation of the Nominating and Corporate Governance Committee, the Board adopted a resolution establishing the cash and equity compensation, which is described below, for each non-employee director in consideration for his or her service on the Board:

Cash Compensation

•	$35,000 annual cash retainer (as described in further detail below);

•	$2,500 for each meeting of the Board that a director attends in person;

•	$1,000 for each telephonic meeting of the Board that a director attends telephonically;

•	$1,000 for attending any meeting of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee;

•	In the event that a director is appointed Chairman of the Audit Committee, such director will receive an additional $10,000 annual cash retainer for his or her services as Chairman; and

•	In the event that a director is appointed Chairman of the Compensation Committee or Chairman of the Nominating and Corporate Governance Committee, such director will receive an additional $6,000 annual cash retainer for his or her services as Chairman.

In addition, on November 12, 2004, the Board adopted a clarifying resolution with respect to the annual cash retainer of $35,000 that provided, effective as of August 15, 2003, each non-employee director is eligible for a $35,000 annual cash retainer in consideration of his or her service on the Board, to be paid by the Company (a) for the period beginning on the first business day following the Annual Meeting of Stockholders of the Company held in 2003 and ending on the day of the Annual Meeting of Stockholders held in 2004, in a single installment of $35,000 (prorated for each non-employee director whose service began on a date subsequent to the first business day following the 2003 Annual Meeting of Stockholders) paid as soon as practicable following August 15, 2003, and (b) with respect to each subsequent approximately one-year period between consecutive Annual Meetings of Stockholders, in two installments, consisting of a first payment of $17,500 due on the first business day following the Annual

Meeting of Stockholders (beginning with the Annual Meeting of Stockholders held in 2004) and a second payment of $17,500 due on the date which is six months after the date of such Annual Meeting of Stockholders (or the next business day thereafter, if such day is not a business day) for so long as the non-employee director serves as such; provided, however, that if a non-employee director’s service begins in the period between semi-annual installments of the annual cash compensation for non-employee directors, such director will be paid $17,500 prorated to reflect the portion of such period remaining after his commencement of service; and; provided, further however, that if a non-employee director is no longer serving as a non-employee director of the Company (e.g., due to resignation, retirement or other termination of service) on any applicable payment date, he or she will not be entitled to the installment of the annual cash compensation otherwise due on such date or any portion thereof.

Equity Compensation

Effective as of November 12, 2004, the Board approved an amendment to the Company’s Omnibus Stock Plan to provide that each non-employee director receives a non-qualified stock option grant to purchase 12,000 shares of the Company’s common stock on the date of the non-employee director’s appointment or initial election as a non-employee director. In light of this change, on November 12, 2004, the Compensation Committee granted 7,000 non-qualified stock options to Dennis Schmal and Xun (Eric) Chen, who were previously appointed in August 2004 and March 2004, respectively, and received grants of 5,000 non-qualified stock options on the date of appointment. In addition, the Board approved an amendment to the Company’s Omnibus Stock Plan to provide that each non-employee director also receives annually, beginning with the first Annual Meeting of Stockholders following his or her appointment or initial election, a non-qualified stock option grant to purchase 6,000 shares of the Company’s common stock. In accordance with the Company’s Omnibus Stock Plan, the nonqualified stock options are granted with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant and are fully exercisable on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.
(Registrant)

By:	/s/ Robert J. Halliday
Name:	Robert J. Halliday
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Date: November 30, 2004